Filed Pursuant to Rule 424(b)(3)
SEC File #333-195014

1st FRANKLIN FINANCIAL CORPORATION

VARIABLE RATE
SUBORDINATED DEBENTURES

PERIODS OF SEPTEMBER 15, 2016 THRU SEPTEMBER 21, 2016
AND
SEPTEMBER 22, 2016 THRU SEPTEMBER 28, 2016

Period of Period of September 15, 2016 Thru September 21, 2016
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.51	1.50	1 Month	$500.00
	1.51	1.50	3 Months	$500.00
	2.02	2.00	6 Months	$500.00
	2.28	2.25	1 Year	$500.00
	2.79	2.75	2 Years	$500.00
	3.05	3.00	4 Years	$500.00

Period of September 22, 2016 Thru September 28, 2016
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.51	1.50	1 Month	$500.00
	1.51	1.50	3 Months	$500.00
	2.02	2.00	6 Months	$500.00
	2.28	2.25	1 Year	$500.00
	2.79	2.75	2 Years	$500.00
	3.05	3.00	4 Years	$500.00

(a)	Compounded daily based on 365/366 year.
(b)	Interest is earned daily, and will be paid promptly upon a holder’s request, otherwise principal and interest are payable at maturity.
(c)

At the end of this period, the interest rate will be adjusted.  Debentures mature four years from their date of issue, subject to earlier redemption as provided for therein.  Redemption at any other time is at the discretion of the Company and is subject to an interest penalty.  Absent redemption by the holder at maturity, the term of the Debenture will be extended for one four-year period, subject to the same redemption rights.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (in GA) or (800) 700-7943 (outside of GA).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Debentures.

Prospectus Supplement Dated September 15, 2016